Exhibit 99.3

VASCO Data Security International, Inc.

Q4 2011 VASCO Data Security International, Inc. Earnings Conference Call

Conference Call Transcript

CORPORATE PARTICIPANTS

T. Kendall Hunt VASCO Data Security International—Chairman, CEO, Founder

Jan Valcke VASCO Data Security International—President and COO

Cliff Bown VASCO Data Security International—EVP, CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company—Analyst

Andrew Abrams Avian Securities—Analyst

Janet Ramkissoon Quadra Capital—Analyst

Fred Ziegel Topeka Capital Markets—Analyst

Ted MogulPrivate Investor

Elizabeth Colley Needham & Company—Analyst

Jeff Andry Wunderlich Securities—Analyst

PRESENTATION

Operator

Welcome to the Vasco Data Security International Inc Q4 and full year 2011 earnings conference call. During the presentation all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session. (Operator Instructions). I would now like to turn the conference over to T Kendall Hunt, Founder, Chairman, and CEO.

T. Kendall Hunt —VASCO Data Security International—Chairman, CEO, Founder

Thank you, operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt, I am the Chairman, Founder, and CEO of Vasco Data Security International Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we are going to review the results for fourth quarter and full-year 2011. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

VASCO is pleased to report that Q4 was our strongest quarter ever, and that 2011 was our strongest year ever in terms of revenue. In fact, the last three quarters of 2011 were the strongest ever comparable calendar quarters. Revenue from continuing operations for the fourth quarter and full year 2011 was $48.5 million and $168.1 million respectively, an increase of 47% compared to fourth quarter of 2010 and an increase of 56% compared to full-year 2010. Q4 2011 was our 36th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 66% of revenue and 64% for the full year 2011. Our operating income from continuing operations was approximately 19% of revenue for the quarter and 15% for the year.

At December 31, 2011 our net cash balance was $84.5 million and we had $108.6 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s further growth. 2011 was a validation of the leverage in VASCO’s core business and in our banking business in particular. By our core business, we mean our classic, on premise business where our customers install the VACMAN Controller and IDENTIKEY server platforms that support VASCO’s hardware and software DIGIPASS security products. These customers include traditional banking, enterprise, gaming, gambling, education, e-government, health care and others.

Revenue from the banking market grew approximately 48% for the quarter and 72% for the full year over the same periods in 2010. Meanwhile, our enterprise business and application security market finished the year strong with 45% growth for Q4 and 10% growth for the year. This, we believe, is reflective of a market receptive to VASCO’s product suite and our direct touch sales strategy. Our success in our core business and strong cash position allowed us to invest in our new services offering, DIGIPASS as a Service, or DPS. We expect to see a modest return on this investment starting in 2012.

By combining our on-premise core business with our innovative DPS cloud services business, we offer our customers a choice. They can manage the authentication function themselves or ask VASCO to do it for them. Customers, large or small, can afford VASCO’s robust and trusted authentication regardless of their number of users or frequency of use. For 2012, we have two important priorities, number one to consolidate our strong position in our core business. Number two, to develop our DIGIPASS as a services business. While the contribution of DPS will still be limited in 2012, we believe this new services business will offer meaningful growth in 2013 and beyond.

Over the last 8 years, our compounded annual growth rate for revenue was over 28%, substantially higher than the growth of new Internet users during the same period. After last year’s revenue growth of over 56%, we need to prepare VASCO for the next move forward. For that reason, we expect 2012 to be a year of consolidation and measured growth. We do believe that 2012 will be a good year. We entered 2012 with a backlog of approximately $33 million, compared to backlog at December 31, 2010, which was approximately $56 million. Although this backlog is lower than the earlier period, we believe the difference is mainly due to the timing of order intake. Longer term, we believe that we are on track for a period of strong and sustainable growth.

Over the past three years, we have invested in people, infrastructure and technology. We saw the return on that investment with the results of 2011. VASCO was prolific in its product development efforts in 2011. VASCO’s R&D group launched 30 new models and/or versions of existing products last year alone. Our DPS platform is up and running with more features to be added during 2012. Our product road map for 2012 and beyond is very robust and exciting.

VASCO, as is every company in the world, is not immune to the economic environment. At this moment, the global economic system is still facing a lot of uncertainty. VASCO with zero debt, a strong cash position, mature products and services, and a strong management team is better positioned than most to be successful in 2012. At this time I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke —VASCO Data Security International—President and COO

Ladies and gentlemen, as Ken already mentioned, 2011 was the best year in VASCO’s history in terms of revenue. It was, indeed, the triumph of the business model that we implemented the end of 2005 and explained at the January 2006 analyst day in New York City. We experienced very strong growth in the banking sector. The combination of some very large orders and the global success of Internet banking make VASCO’s banking business rise to previously unknown levels. Due to the success in the banking sector, the growth in the enterprise security and application security markets seems a bit understated. However, the year-over-year growth of 10% in the non-banking market is rather strong and a very nice improvement compared with the beginning of the year 2011.

An important evolution in the non-banking is that you are building a direct touch model for large deals. Such deals will be prospected and closed by VASCO. Smaller and medium-volume deals will stay within our two-tier channel approach. The large percentage of banking revenue in early 2011 gave us lower gross margins. Gross margin improved in the last half of the year with 67% in the third quarter and 66% in Q4.

For our DPS, DIGIPASS as a Service, business model the task of 2012 is simple. We focus on activating the millions and millions of end users that have already a dormant DIGIPASS in their possession. We believe that this bottom up approach will be very successful. We will put the initiative for better security in the hands of the consumers and the citizens. As you may know, we bring dormant DIGIPASS to the end user in the following ways -

One, DES, or DIGIPASS embedded security solutions, a softer DIGIPASS that is naturally embedded on the manufacturer’s hardware. Examples are our partnerships with Intel and Option.

Two, DIGIPASS Plus. Customers allow VASCO to integrate a second additional application in their DIGIPASS client. The second application can be activated and used to secure third-party applications,

And three, the national ID cards. Many countries are rolling out national ID cards that can be used as an authentication and PKI platform. In the coming year we expect to have over 100 million of dormant DIGIPASS in the market.

With our authentication service model, we offer secure authentication to the many online applications that are under the radar of our core business model because the transaction, or the frequency of use, is too low. Examples are social media sites, frequent flier accounts, webmail services, et cetera, et cetera. With our services, we also aim at certain categories of users within an application. Let me give you an example.

As you may know, VASCO has a strong presence within the online gaming industry. For example, in the fourth quarter of 2011, we further strengthen our position in the gaming vertical by adding additional gaming customers, including Konami to our customer list. Many gaming companies sell our DIGIPASSES to their users. We see that the vast majority of the gamers that buy DIGIPASS are so-called heavy users, people who are online often and spend money for extra perks within a game. We estimate that 20% to 25% of an average online games population fits into this category. This means that there are 75% to 80% of more occasional players who do not invest in a DIGIPASS. This segment we will tackle with our DPS, or our DIGIPASS as a service.

2011 saw a strong 67% growth in banking revenue in EMEA. For 2012 we do not expect a slowdown in our intake for our core business. This, of course, assumes that there is not a repeat of the economic downturn of 2008. We anticipate that 2012 will be a strong year for VASCO’s core business, both in the banking and in the non-banking areas. But we stay prudent because of the turbulent macroeconomic environment. Nevertheless, I repeat that we are confident that 2012 will be a good year for VASCO.

T. Kendall Hunt —VASCO Data Security International—Chairman, CEO, Founder

Thank you, Jan. At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown —VASCO Data Security International—EVP, CFO

Welcome to everyone on the call. As noted earlier by Ken, revenues for the fourth quarter of 2011 were $48.5 million, an increase of 47% from the fourth quarter of 2010. For the full year revenues were $168.1 million, an increase of 56% from the comparable period in 2010. The increase in revenue for the fourth quarter of 2011 compared to 2010 reflected a 48% increase in revenues from the banking market and a 45% increase in revenues from the enterprise and applications security market. The increase in revenue for the full year of 2011 compared to 2010 reflected a 72% increase from the banking market and a 10% increase from the enterprise and application security market.

It should be noted that the comparison of revenues was positively impacted by the weaker US dollar versus the euro for both the fourth quarter and full year 2011. We estimate that revenues in the fourth quarter and full year 2011 were approximately $0.3 million and $5.4 million higher respectively than they would have been had the exchange rates in 2011 been the same as in 2010. The distribution of our revenue between markets in both the fourth quarters of 2011 and 2010 was approximately 78% from banking and 22% from enterprise and application security. The comparison of the distribution of revenue for the full year, however, reflects the stronger growth in the banking revenues in 2011. For the full year 2011 approximately 81% of our revenues came from banking, as compared to 74% in 2010.

Our revenues for the fourth quarter and full year 2011 continue to come predominantly from outside the United States. The geographic distribution of our revenue in the full year 2011 was approximately 66% from EMEA, 10% from the US, 9% from Asia and the remaining 15% from other countries. For the full year 2010, 67% of our revenue came from EMEA, 10% from Asia, 9% from the US, and the remaining 14% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year 2011 was approximately 66% and 64% respectively. In 2010, the gross profit as a percentage of revenue for the fourth quarter and full year was approximately 71% and 70% respectively. The reduction in gross margin as a percentage of revenue for the fourth quarter reflected an unfavorable mix of products sold and a write-down of approximately $1.4 million of selected inventory items to their expected net realizable value. The reduction in gross margin as a percentage of revenue for the full year was attributable to the same factors as noted for the fourth quarter, plus an unfavorable mix of revenues between our two markets, with revenues from the banking market growing faster than from the enterprise and application security market as previously noted. And lower gross margins from revenues in our banking market due to an increase in the size of transactions with key banks, and increased shipping costs in the first half of the year to ensure timely delivery to our core customers.

The unfavorable mix of products related to a higher percentage of our revenue for both the quarter and full year 2011 coming from card readers as compared to 2010. In addition our non-hardware revenue as a percentage of total revenue declined for the both quarter and full year 2011 as compared to 2010. For the fourth quarter and full year 2011, card readers as a percentage of total revenue increased from 11% and 13% for the fourth quarter and full year 2010 respectively, to 13% and 19% for the fourth quarter and full year 2011. Non-hardware revenue as a percentage of total revenue decreased from approximately 25% from both the fourth quarter and full-year 2010, to 19% and 21% of revenue for the fourth quarter and full year of 2011 respectively.

While non-hardware revenues increased approximately 13% and 30% for the fourth quarter and full-year 2011 respectively over the same periods of 2010, the decrease in non-hardware revenues as a percentage of total revenues was consistent with the fact that the banking revenues grew much faster than the revenues from the enterprise and applications security market.

Operating expenses for the fourth quarter of 2011 were $22.9 million, an increase of $7.2 million or 46% from the fourth quarter of 2010, and operating expenses for the full year of 2011 were $83.3 million, an increase of $19.8 million, or 31% from the same period in 2010. The comparison of expense for both periods was affected by adjustments made to compensation expenses related to performance-based incentive plans. Stock based incentive plan costs that were included in operating expenses in the fourth quarter and full year of 2011 were $3.9 million and $6.1 million respectively. For 2010, operating expenses for the quarter and full year included a net benefit of $0.9 million and a net expense of $1 million respectively. Stock based incentives in the fourth quarter of 2011 included approximately $2.5 million of incremental expense related to a long term, performance based incentives originally awarded in 2009 for performance objectives met as a result of the stronger than expected performance of the Company in the fourth quarter of 2011.

Operating expenses for the fourth quarter of 2010 included an adjustment that reduced expense by $1.4 million related to the awards granted in 2009 as management’s assessment at the end of 2010, and which continued through the third quarter of 2011, was that it was more likely than not that the Company would not achieve the performance targets required for the payout of the long-term incentives. It should also be noted that the comparison of operating expense in the fourth quarter and full year 2011 to the same periods in 2010 was negatively impacted by the weaker the US dollar versus the euro and other currencies. We estimate that expenses were $0.1 million higher in the fourth quarter and $3.5 million higher for the full year than they would have been had the exchange rates in 2011 been the same as in 2010.

For the fourth quarter operating expenses increased by $2.8 million, or 36% in sales and marketing, increased by $1.6 million, or 43% in research and development, and increased by $2.5 million, or 60%, in general and administrative when compared to the fourth quarter of 2010. The increase in sales and marketing expense primarily reflected the increased expense related to the aforementioned stock based incentive plan accruals, higher compensation expenses and increased marketing expenses. The increase in research and development expense primarily reflected increased expense related to the aforementioned stock-based incentive plan accruals, operating expenses of Alfa and Ariss, which we acquired in the second quarter of 2011, and higher compensation expenses. The increase in general and administrative expenses primarily reflected the increase related to the aforementioned stock based incentive plan accruals.

On average — or excuse me, our average total head count for the fourth quarter of 2011 was 24 persons, or 7% higher than the average head count in the fourth quarter of 2010. The increase in average head count included an increase of 3 persons in sales, marketing and the operations group, and an increase of 21 persons in the research and development group. There was no change in the average head count in the general and administrative groups.

For the full year of 2011, operating expenses increased by $9.3 million, or 30% in sales and marketing, $5.1 million, or 37% in research and development, $3.9 million, or 21%, in general and administrative when compared to the same period in 2010. The reason for the change in the full year expenses are primarily due to the same reasons as noted for the comparison of the expenses for the fourth quarter of 2011 to 2010. Our average head count for the full year of 2011 was 10 persons, or 6% higher in sales, marketing and operation staff, 23 persons, or 22% higher, in R&D staff and 3 persons, or 6% higher, in general and administrative staff.

Operating income for the fourth quarter of 2011 was $9 million, an increase of $1.5 million, or 20%, from the $7.6 million reported for the fourth quarter of 2010. For the full year operating income was $24.8 million in 2011, an increase of $12.4 million, or 100%, from the $12.4 million reported in 2010. Operating income as a percent of revenue or operating margin was 19% and 15% for the fourth quarter and full-year of 2011 respectively. Excluding the $2.5 million adjustment for stock based incentive plan accruals recorded in the fourth quarter of 2011, operating income as a percent of total revenue would have been approximately 24% and 16% for the fourth quarter and full year of 2011 respectively. In 2010, our operating margins were 23% for the quarter and 11% for the full year. Similarly, if you excluded the $1.4 million benefit from the reduction in stock based incentive plans in the fourth quarter of 2010, operating income as a percent of revenue would have been approximately 19% and 10% for the fourth quarter and full year of 2010 respectively.

The Company reported an income tax benefit of $1.9 million for the fourth quarter, an income tax expense of $1.6 million for the full year of 2011. The effective tax rate was negative for the fourth quarter and was 6% for the full year of 2011. For 2010, the Company reported an income tax expense of $1.1 million for the fourth quarter and $2.6 million for the full year. The effective tax rate reported in 2010 was 14% for the fourth quarter and 19% for the full year. Tax expense in the fourth quarter of 2011 included a net benefit of $3.9 million related to the reduction in reserves that had been established in prior years related to the use of tax-loss carry-forwards. As a result of the strong performance in 2011, especially in the Americas, management believes that it is more likely than not that we will use the remaining tax-loss carry-forwards in future periods. Excluding the benefit of the reduction in reserves, our effective rate for full year of 2011 would have been approximately 21%. As a result of the reduction in the reserve for tax loss carry-forwards, earnings in future years in the Americas will be subject to tax, and we expect that our effective tax rate will increase accordingly. Given our current structure, the actual tax rate will be determined based on the geographic location of future earnings. We expect that earnings in the Americas will be taxed at a rate that approximate the US statutory rate, and we expect that earnings in non-American countries will be taxed at a rate that is 10 to 15 percentage points lower than the US rate.

The makeup of our workforce at December 31, 2011 was 358 people worldwide with 167 in sales, marketing and customer support, 136 in research and development and 55 in general and administrative. As noted previously, the average head count for the fourth quarter of 2011 was 24 persons, or 7%, higher than the average head count in the fourth quarter of 2010 and the average head count for the full year of 2011 was 36 persons, or 11%, higher than the same period in 2010.

Our cash and working capital balances continue to remain strong in 2011. As of December 31, 2011 our net cash balance was $84.4 million, a decrease of $1.1 million, or 1% from $85.5 million at December 31, 2010. As of December 31, 2011 our working capital balance was $108.6 million, an increase of $11.7 million or 12% from $96.9 million at December 31, 2010. The increase in working capital is largely attributable to our strong operating cash flow. Our earnings before interest, taxes, depreciation and amortization, EBITDA, or operating cash flow, if you will, was $29.1 million for the full year 2011, an increase of $13.5 million or 87% over full year 2010. We had no debt outstanding during the year. Thank you for your attention and now I’d like to turn the meeting back to Ken.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

I am personally gratified with VASCO’s performance in 2011. Revenue growth was outstanding, up 56% over 2010 and gross margin showed significant improvement throughout the year, with over 66% gross margin delivered in the last half of the year. 2011 was a growth year and an investment year. Our R&D group launched 30 new models and/or new versions of existing products last year alone and delivered DPS, our cloud-based authentication services platform. Operating margins showed significant improvement and earnings per share were strong. We are optimistic about the business and VASCO’s future. Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever. Now guidance.

We would now like to address our guidance for full year 2012. Number one, revenue for 2012 is expected to be $175 million or more, and operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, for full-year 2012 is projected to be in the range of 13% to 16%. This concludes our presentations today, and we’ll now open the call for questions. As I mentioned earlier as a courtesy to others on the call, I would appreciate it if you limit your questions to an initial question plus a follow-up. If you have additional questions please get back into the queue.

QUESTION AND ANSWER

Operator

(Operator Instructions). Robert Maxa, Dougherty and Company.

Joe Maxa—Dougherty & Company—Analyst

Hi. It’s Joe, and I think they got my name mixed up. Congrats on a good quarter. Wanted to ask you, first of all, to give us a little more color on these larger deals in the enterprise and application securities segment. Are these one-time in nature? Was curious if these are more enterprise or gaming company related.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

They’re a mix of both enterprise, in other words, non-banking and applications like gaming.

Joe Maxa—Dougherty & Company—Analyst

They’re more typical deals, not a one-time license deal?

Cliff Bown—VASCO Data Security International—EVP, CFO

I would tend to think that they’re not a one-time deal. In all cases with enterprise and application securities, you tend to have a more limited population. Once you get to the online or the application side, you have more of a flow of new customers entering and old customers dropping off. But in enterprise and application security in the fourth quarter we had a good contribution from both the application side and the government side, as well as the enterprise side. We had all three segments contributing.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Let me add one thing. We’ve been saying for quite some time that we expect e-government, government transactions to continue to materialize and a rather large of them materialized last year. We expect that trend to continue.

Joe Maxa—Dougherty & Company—Analyst

And this would be along the lines of these national ID cards?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

It could be the national ID card. It could be the use of our typical DIGIPASS calculator or soft token of a DIGIPASS for Mobile. It boils down to what the government perceives is the best way to do it. If they have decided to issue a national ID card with a chip on it and perhaps a certificate for the owner, they would probably use our card readers.

Joe Maxa—Dougherty & Company—Analyst

Second question is backlog a little less than last year, of course, as you mentioned. How should we be looking at 1Q directionally? Are we expecting to be up year-over-year or are we in that same ballpark?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Well, first I should say that our order intake is strong. That’s a very positive indicator, and that’s up from a year ago. As far as the first quarter, I think you can expect the historic seasonality, meaning that the first quarter will be down. We had a very big fourth quarter. We have manufacturing in China. They have two weeks off for Chinese New Year. That’s always had a downward effect on our first quarter, so you can expect the first quarter will be seasonally affected as history has shown.

Joe Maxa—Dougherty & Company—Analyst

Just wanted to follow up on that one question about order intake being up from a year ago. Are you talking about from the end of 4Q?

Cliff Bown—VASCO Data Security International—EVP, CFO

Yes, we’re referring to intake in January and February to-date, it continues strong this year and it is stronger than it was in the same period of 2011.

Operator

Andrew Abrams, Avian Securities.

Andrew Abrams—Avian Securities—Analyst

Congratulations on a good quarter. I’m kind of surprised on your guidance for revenue growth. I know you added the could be better part to it. You’re talking about just a couple of percent over what you did this year. Is there something behind that, or are you just being early in the year kind of conservative?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

We had a much stronger fourth quarter than we even internally or personally anticipated, so that certainly impacts the first quarter. But we’re cautious. There’s a lot going on, particularly in Europe, in the euro zone, and we’re just being cautious.

Andrew Abrams—Avian Securities—Analyst

The banking business got progressively better during the year. And you would have expected, given what’s been going on in EMEA, that you might have been affected by that somewhat, and doesn’t seem like you are. Does that mean that even with some continued problems in EMEA that you don’t expect to be affected tremendously, or am I misreading that?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

We don’t expect to be impacted negatively; but — and there are a number of banks that we have not yet approached even for an upgrade. Most recently, over the last two to three quarters, we’ve had a targeted upgrade plan to go to the banks that have been customers and perhaps have a single button DIGIPASS that only generates a one-time password. With all of the hacker attacks and man in the middle, man in the browser attacks, we have been very successful in going back to those banks and upgrading them to a multi-function DIGIPASS, the second function, particularly, that does electronic signatures to assure that wire transfer instructions aren’t compromised. That’s been a very, very effective and successful upgrade plan, and you’ve seen some of the growth in our revenues as a result. We still have many, many banks that we’re approaching with the same upgrade strategy, or replacement strategy I should say.

Andrew Abrams—Avian Securities—Analyst

Essentially, the EMEA side of your banking business isn’t what makes you as cautious as it seems like you are. Is there something else that you can point to that is, or is this just a general macro concern on an overall basis?

Cliff Bown—VASCO Data Security International—EVP, CFO

I think there are a couple of other things out there that is going into our thinking. One, the euro, right now, is substantially weaker than it was in 2011. The average rate in 2011 you could get about $1.4 for every euro. We have an extra hill to climb percentage wise year-over-year because of the currency issues.

The second macro issue is the fact that we had some very large deals, both in banking and enterprise and application security this year. Unusually large deals by historical standards, not necessarily unusual in terms of our expectations going forward. But we are being cautious relative to those kinds of deals. We’ve got those three major issues that are affecting our thinking currently. The big deals that we had this year, we had a sustainable, repeatable revenue model for those deals so.we don’t expect those customers to make a major contribution in 2012. They’ll be back in years after 2012 for replacement products, new roll outs, et cetera. They are very important to our existing base, but we have to replace those deals going forward. The third is the economic outlook within Europe in particular. And fourth, as Ken mentioned, our general tendency to want to be conservative early in the year.

Operator

Janet Ramkissoon, Quadra Capital.

Janet Ramkissoon—Quadra Capital—Analyst

Congratulations on a nice quarter. I’m trying to get a better understanding of the margin dynamics for the DPS business and some sense of how this grows. You’ve made a lot of investments and my understanding is that a large percent of those related expenses have been expensed, not capitalized. As the business — as you add more functionality, and the business grows, you should have a nice pick up in margin. Is that correct, and could you just add some color as to how you foresee this business materializing over the next two years?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Well, the services business is characterized by a very high gross margins, and so that would positively affect our overall average gross margins. As yet, we have not seen a tremendous growth in that area. We are very optimistic about it. We think it’s a very important part of VASCO’s future growth strategy.

Janet Ramkissoon—Quadra Capital—Analyst

Any color how — you mentioned that you would be adding a lot of new features. Can you give us any additional color that would give some — help us share your enthusiasm for the prospects of this business.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Our strategy, and I described our strategy for replacements in the banks, that was one that was very well accepted. The same banks and same gaming companies that we’ve sold this year, many of these have a DIGIPASS that has a second identity. We’re unique in the industry with products and the software equivalents, our DIGIPASS for mobile, that have a second identity. The device can be used for one time passwords. It can be used to create a signature to ensure that wire transfer instructions are not compromised. And thirdly, by pushing a different button on the little face of the calculator, you can generate a separate and unique and distinct password that would be used to access DPS.

Once on DPS, the user, at no cost, gets the benefit of myDIGIPASS.com, which is really an electronic digital vault where they can store all of their user names and passwords secured by that DIGIPASS and the second identity. From there on, as they add websites to their digital vault, or myDIGIPASS.com, they can securely access and easily access those websites in a secure fashion. We expect to go back to the banks starting this year, and put together programs where the bank internally will promote DIGIPASS PLUS. That’s what we call the program. The plus is the second identity. That will drive users to the DPS platform.

The other, of course, is the — in Jan Valcke’s comments, the embedded strategy. The dormant DIGIPASSES that are being distributed as we sit here today — we expect that approaching a 100 million computers, laptops with the Intel Sandy Bridge chip set will be in the market in the next 6 months. We will approach those companies buying those computers with the Sandy Bridge chip set embedded to join the club. That’s our strategy, and we think it’s going to work well. Jan, do you have anything else you might want to comment on?

Jan Valcke—VASCO Data Security International—President and COO

Well, basically the DIGIPASS as a Service is the global business model. The myDIGIPASS.com will be the portal where a consumer can activate his or herself, and by that way having a convenience to different applications. The strategy will be bottom up. 100 million dormant DIGIPASSES this year. A percentage of those consumers will activate themselves on the DPS platform, again, to go to the different applications. That’s the way we see it. That’s the gap we have today with our traditional business model where we only go to the top of the customers in an application. Today we have a 100% penetration strategy to a market, to a customer. And that is what we’re adding quite soon to the market and we expect to be, like Ken mentioned, very successful.

Janet Ramkissoon—Quadra Capital—Analyst

One last clarification. Can you just tell us if this works on mobile devices?

Jan Valcke—VASCO Data Security International—President and COO

The answer is yes. The mobile device is a platform like any other platform, like a PC, like a DIGIPASS PLUS. For us that’s just another platform, and there are different ways to have a DIGIPASS on a platform. You can have a download, can be used by SMS, and quite soon we will add new futures on those platforms.

Operator

Fred Ziegel, Topeka Capital Markets.

Fred Ziegel—Topeka Capital Markets—Analyst

If I understand correctly on this whole tax situation and the reversal, it is a function of what you believe to be now a more probably a profitable US business. Am I right on that assumption?

Cliff Bown—VASCO Data Security International—EVP, CFO

That’s right on a macro level, Fred. What was happening, in 2007, as you know, we opened a Swiss headquarters, and with that opening — we had the Swiss company and the US company buy all of the intellectual property of the various VASCO entities around the world. The US entity owns the intellectual property rights for all of the Western hemisphere, primarily the Americas, Canada, the United States, Mexico, all the way down to the tip of South America.

With that, even though we have a lot of emerging markets in the Latin American region, Central and South America, we’ve had substantial success with a number of banks in those regions which has increased our profitability of the Americas over the last four years. While the tax laws carryforwards were building up through 2007, since that time, we’ve seen profits, substantial profits, in the Americas over that time period. We’ve used a substantial amount of the US NOLs through 2011 and when we look at the opportunities going forward, because of a majority of those NOLs don’t expire until 2022 or later, it was pretty clear that given our track record since 2007, it was more likely than not that we would use those NOLs, so we reversed the reserves that we had previously established for that benefit.

Fred Ziegel—Topeka Capital Markets—Analyst

What specific — I didn’t work through the numbers — what specifically was the US business in Q4?

Cliff Bown—VASCO Data Security International—EVP, CFO

When we talk about the US business, we talk about it in terms of percentage of revenue. It was in the 9% range, which wasn’t substantially different than prior periods. What that number doesn’t give you, however, is the other territories that VDSI, our US entity, owns the intellectual property, and that’s in the Other Country, that we disclosed.

Fred Ziegel—Topeka Capital Markets—Analyst

And what’s kind of the status of the US business? Are you seeing much movement on the banking side of the US?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Jan, why don’t you answer that question.

Jan Valcke—VASCO Data Security International—President and COO

Yes. We see a couple of movements in the US market. The first is the banking industry in the banks, we see basically that more and more banks are securing the whole part of their cash management business. They have a strategy by saying well, Mr. Corporation, if you want to do business with us, you need to secure yourself on a decent way. That is a difference and an increase in the penetration. What we do not see yet in the banking business is that they are increasing their applications for the retail for the consumer, and if the banks are doing that, they are going to need to also to use much more strong authentication product than they are doing today. Again, I think it’s still not quite on that level.

The second thing we see in the American market is the dominant position the US is taking when it comes to e-commerce. There’s a lot more e-commerce transaction than ever before in the US. It’s the highest penetration in the world, and when you say e-commerce, you say transaction, when you say transaction, you say also security that will be needed to secure those transactions. Those are mainly the two trends that we see in the US.

A third trend that we see is — even if it’s not so much in the US, but otherwise it’s very dominant on the new ASPs. They have invented the social networking e-commerce. They have invented — and even if those ASP are not forcing their consumers to use security, we see that the success of those ASP when they go internationally, and a lot are going internationally, that regulators, internationally, are saying — or that they’re advising their citizens that consumers to use real security products to basically secure social networking, all kinds of e-commerce sites. Those are the trends we are seeing.

And as a consequence, Ken mentioned already, we’ve seen increasingly that governments are issuing their own security platforms to help their citizens to secure, as well government, as well as commercial applications.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Jan, are we able to talk about Singapore?

Jan Valcke—VASCO Data Security International—President and COO

Yes. We can talk about Singapore. What’s important in Singapore about DIGIPASS is basically to give them away to the citizens. That’s the way it works in the government. What is very important is that more and more governments are issuing applications where security is needed. The typical first application of the government is doing, because they have a lot of profit with that, is tax on web. Your electronic tax filing, why is that so important? The government, you can imagine how many specialists, financial specialists that they are saving basically, and that can be used to do other controls. A tax on web is something that will be pushed and is pushed by a lot of governments. When you say filing, when you say those things, this isn’t the government is advising that the citizens are securing them.

Around that, they’re building hundreds. Hundreds of all typical applications. Government applications. And there a platform is needed. A country like Belgium that has a national ID card. A country like Singapore who does not have a national ID card has chosen the DIGIPASS 275 platform that they are issuing to their citizens, so that those citizens can secure their transactions. Other governments are issuing certifications that need to be put on different hardware platforms. There is a lot going on at that business, and I think with our banking business and with the knowledge we have, we are extremely well armed to enter in that market. For us, it is a new market that we see a growing factor in that.

To go back to the topic of Singapore, it is a 275. It is a flat DIGIPASS. It is physically the same thing as a 270, very flat. It will be used, in the first place, to secure government application, tax on web. There are already some other applications and the Singapore government is hoping really — they are negotiating with the commercial firms that, that same platform can also be used to secure their e-commerce and their banking transactions.

Fred Ziegel—Topeka Capital Markets—Analyst

A guess on the 2012 tax rate?

Cliff Bown—VASCO Data Security International—EVP, CFO

It really is going to depend on how the year unfolds As I said in my comments, we have to first estimate the split between earnings that are owned by the US company versus the Swiss company. Anything that’s international will be 10 to 15 percentage points lower than the US. Right now, if I had to give a ballpark range, and it’s pretty broad, it would be 25% to 30%, in terms of the effective tax rate next year.

Operator

[Ted Mogul], private investor.

Ted Mogul Private Investor

Ken, I may address this to you, although it’s a general question. Getting back to the backlog figure, and forgive my ignorance, but how representative is backlog to your business? What part of revenues might it represent going ahead over what period of time? I assume certain products and platforms are more relevant to backlog, and are there any major projects that are either coming on or coming off that would affect that backlog figure? How should we look at backlog as a determinant of your business?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

As a precursor. Backlog is simply orders that we have taken in, POs that we’ve taken in, and backlog can be scheduled over the next months or it can be actually into the next year; and of course, the larger the backlog, the better it is. Once you have backlog you schedule a time to ship it and backlog goes down so you have to continue selling more and more. The rush of business we had, our large volume of business we had in the fourth quarter reduces backlog, of course. What we have to continue to do is exercise and execute on our strategy. We’re going after new projects and our top line guidance really doesn’t include any big, big deals. That could be additive to actual results. We seem to be doing more and more large transactions, like Cliff described a few minutes ago, and that occurred in 2011.

Jan will tell you that we have a number of RFPs that we are responding to. We started talking about the growth in request for proposals starting in the second quarter of last year. We said that we are participating on a lot of new projects. They are competitive, they issue RFPs, we respond because we’re so well regarded and so experienced in large volume transactions, high volume, high quality, low cost. We’re very, very good at that. We expect that we’ll be very successful in addressing and responding to those RFPs.

Ted Mogul Private Investor

If I’m reading your comments right though, there was a large order or project, let’s call it, this Russian situation that came off in Q4. That obviously influenced the backlog figure at the end of that period, which is why it might be a little weaker than what might normally be expected.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

We shipped a lot of the backlog, if that’s what you mean. You should also understand that backlog does not include most of our enterprise security business. The enterprise security business, sold through our channel, comes in hundreds, if not thousands of small little deals, small little transactions that we sell through the reseller channel. We can’t predict that. That’s just in time, I guess you would say. We get an order from the reseller, it’s for a small or medium business. We ship it and perhaps they come back for that same company in six month or a year. That’s not in the backlog.

Ted Mogul Private Investor

I know the normal definition of backlog is over the next year, but are there projects that — any characteristic projects, that might extend well beyond a year that would be reflected in that backlog figure?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Jan, why don’t you answer the question, please

Jan Valcke—VASCO Data Security International—President and COO

The answer is yes. We have a backlog so that is to shipped in the year 2013. Of course, during the year, that company is to grow. What we mean is that backlog is things that we expect to be shipped in the year 2011 and that is already in order intake.

Ted Mogul Private Investor

One final thing, on the cash build up and the intended use in terms of either buybacks or dividends or acquisitions, or do you build up the cash for operational purposes?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

We talk about those subjects every quarter, and historically what we’ve decided is that we use that cash for what we call technology tuck-ins. Alfa & Ariss is an example of a technology company that we bought in April of last year. Whenever we are able to determine a product or a service that we think the market wants, our current customers or our prospective customers, we make a buy or make decisions. We’ll either make it internally, if it can be done promptly and be delivered in a reasonable period of time, or we will simply buy a small company that has already developed the technology and it is proven in their country, as an example, their territory, that somebody will buy it and it works. We have a history of doing that. We like to use cash to do those transactions. It’s non-dilutive, it’s a good use of the cash. As far as stock buybacks are concerned, as I said a couple seconds ago, it’s something that we consider. We don’t have any immediate plans to do that.

Operator

Elizabeth Colley, Needham & Company.

Elizabeth Colley—Needham & Company—Analyst

I was hoping you could tell us, is the upgrade cycle for DIGIPASS you mentioned, is that mostly to refresh old tokens or are customers really seeking the extra authentication you described?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Elizabeth, I’m having a little trouble hearing the question. Did you get it?

Cliff Bown—VASCO Data Security International—EVP, CFO

I think she was asking about the upgrade cycle, whether it is to replace tokens or it’s to go to higher security products, is that correct, Elizabeth?

Elizabeth Colley—Needham & Company—Analyst

Yes, that’s correct.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

In the corporate presentation, which is always posted on our website, there’s a slide in there called sustainable repeatable revenue. It’s a concept that I identified about seven or eight years ago because at the time we didn’t have a lot of recurring revenue, but we had banks that were customers for a long, long time, and a discussion with Jan and myself, we discovered that every three or four years the banks come back and replace what they already have. In the case of this replenishment cycle that I’m describing right now, many of the banks, over the last two or three years, haven’t done anything.

They’ve been out of that cycle, so they’re coming back and looking for more robust security with our more advanced models, and that’s why the upgrade strategy is working so well is we’re going to those customers, we’re engaging them, and saying you haven’t done anything for four years, five years. You should consider upgrading and replacing your current single-function one-time password DIGIPASS calculator with the more robust 270 or 275 that has the signature capability; and by the way, the additional benefit of the second identity which we call DP PLUS. It’s just been delayed for awhile. It interrupted the normal cycle and the cycle is back. That’s a very good thing. Operator we can take one more question if there is one.

Operator

Brian Freed, Wunderlich Securities.

Jeff Andry—Wunderlich Securities—Analyst

It’s Jeff Andry in for Brian. Congratulations on a great quarter. We see a lot of opportunities in the gaming space, particularly with games such as Star Wars The Old Republic utilizing your tokens. Can you give some color on your pricing model for both soft and hard tokens, and also the timing of the revenue recognition you typically see there?

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

Jan, address that, please.

Jan Valcke—VASCO Data Security International—President and COO

Basically, what we are doing is as a business model is saying to the market while it’s a licensed model, license means it has so many by user, and at the end you add a DIGIPASS. If it is normal, that by adding a hardware DIGIPASS, the price is higher than if you add a software DIGIPASS. The most important thing for VASCO is that we maintain, by this license model, we maintain our margins and that we maintain, basically, our gross profit that we have by user. It is not such that having a hardware DIGIPASS or having software DIGIPASS model as we try to get the same margins on it. The pricing that we’re doing — this is a little bit too competitive to give that, but, of course, is depending on the quantities.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

You don’t want to — you do not want to give the actual number for sure, the concept —

Jan Valcke—VASCO Data Security International—President and COO

Just want to give you the concept that we changed — I mentioned that in my prepared notes, that since 2006, we changed our business model to our license business model, and basically for VASCO, it’s not hardware or software DIGIPASS model as we are trying to make the same margins on it.

Cliff Bown—VASCO Data Security International—EVP, CFO

Revenue recognition generally it’s recognized when all of the elements that are included in the deal are met. The gaming industry is not substantially different than any of our other business. We have hardware and software combinations in those businesses and obviously the accounting literature is somewhat complicated when it comes to the mix of those. But there isn’t any substantial difference in revenue recognition for this versus our other products.

T. Kendall Hunt—VASCO Data Security International—Chairman, CEO, Founder

That’s the conclusion of our meeting today. Thanks very much for attending. VASCO people around the world, thank you as always for your hard work, your efforts, your positive attitude, and everybody have a nice day.